Exhibit 3.3

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

MORTON’S RESTAURANT GROUP, INC.

Morton’s Restaurant Group, Inc., a corporation organized and existing under the laws of the state of Delaware (the “Corporation”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify:

The board of directors of the Corporation (the “Board of Directors”), in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation and Section 151(g) of the General Corporation Law of the State of Delaware, unanimously adopted the following resolution creating a series of 1,200,000 shares of Preferred Stock of the Corporation designated as “Series A Convertible Preferred Stock”.

RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Corporation and Section 151(g) of the General Corporation Law of the State of Delaware, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof (in addition to the provisions set forth in the Amended and Restated Certificate of Incorporation of the Corporation that are applicable to the Preferred Stock generally) are as follows:

Section 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 1,200,000.

Section 2. Definitions. The following terms are used in this Certificate of Designations as defined below:

(a) “Affidavit” has the meaning set forth in Section 7(d)(ii).

(b) “Business Day” means any day except Saturday, Sunday or any other day on which banking institutions in New York, New York are required or authorized by law to close.

(c) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(d) “Certificate of Designations” means this Certificate of Designations or comparable instrument relating to the Series A Preferred Stock, as it may be amended from time to time.

(e) “Certificate of Incorporation” means the Corporation’s Amended and Restated Certificate of Incorporation, as it may be amended from time to time.

(f) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(g) “Conversion Price” means $5.00 per share of Series A Preferred Stock, subject to adjustment as set forth in Section 7 herein.

(h) “Conversion Rate” means, for each share of Series A Preferred Stock being converted pursuant to Section 7, the number of shares of Common Stock equal to the Liquidation Preference divided by the Conversion Price.

(i) “Corporation Conversion Date” has the meaning set forth in Section 7(d)(i).

(j) “Corporation Conversion Notice” has the meaning set forth in Section 7(d)(i).

(k) “Corporation Conversion Right” has the meaning set forth in Section 7(c).

(l) “DTC” has the meaning set forth in Section 6(c).

(m) “DWAC” has the meaning set forth in Section 7(b)(ii).

(n) “Initial Conversion Date” means February 26, 2012.

(o) “Junior Security” means the Common Stock and any other class or series of equity security of the Corporation the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to rights on liquidation, dissolution or winding up of the Corporation.

(p) “Liquidation Preference” means $5.00 per share of Series A Preferred Stock.

(q) “Original Issue Date” means the date on which shares of Series A Preferred Stock are first issued.

(r) “Parity Security” means any class or series of equity security of the Corporation (other than the Series A Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Series A Preferred Stock as to rights on liquidation, dissolution or winding up of the Corporation.

(s) “Person” means an individual, corporation, partnership, limited liability company, general partnership, limited partnership, association, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(t) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.

(u) “Redemption Date” has the meaning set forth in Section 6(c).

(v) “Redemption Notice” has the meaning set forth in Section 6(c).

(w) “Redemption Price” has the meaning set forth in Section 6(a).

(x) “SEC” means the United States Securities and Exchange Commission.

(y) “Series A Preferred Stock” has the meaning set forth in Section 1.

(z) “Senior Security” means any class or series of equity security of the Corporation the terms of which expressly provide that it will rank senior in preference to the Series A Preferred Stock as to rights on liquidation, dissolution or winding up of the Corporation.

(aa) “Transfer Agent” has the meaning set forth in Section 7(b)(ii).

(bb) “Voluntary Conversion” has the meaning set forth in Section 7(a).

(cc) “Voluntary Conversion Date” has the meaning set forth in Section 7(b)(i).

(dd) “Voluntary Conversion Notice” has the meaning set forth in Section 7(b)(i).

Section 3. Rank. The Series A Preferred Stock ranks, with respect to the distribution of assets in the event of any dissolution or winding up of the Corporation, (i) senior in preference and priority to the Junior Securities, (ii) on parity, without preference and priority, with the Parity Securities and (iii) junior in preference and priority to the Senior Securities.

Section 4. Dividends. Holders of Series A Preferred Stock shall not be entitled to participate in any dividends (payable in cash, securities or other property) declared and paid on any securities, when and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, including any dividends declared and paid on Common Stock or other Junior Security.

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any Senior Securities and any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Securities as to such distribution, payment in full in an amount equal to the Liquidation Preference per share of Series A Preferred Stock.

(b) Partial Payment. If, in any distribution described in Section 5(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series A Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series A Preferred Stock as to such distribution, holders of Series A Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series A Preferred Stock as to such distribution has been paid in full, the holders of Junior Securities of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences and the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(d) Merger, Consolidation and Sale of Assets or Stock Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the stock, property or assets of the Corporation shall not be deemed a liquidation, dissolution or winding up of the affairs of the Corporation, nor shall the recapitalization or reclassification of the stock of the Corporation or the merger, consolidation or any other combination of any other corporation or person with or into the Corporation be deemed a liquidation, dissolution or winding up of the affairs of the Corporation.

Section 6. Redemption.

(a) Redemption at the Option of the Corporation. At any time prior to a Voluntary Conversion, the Corporation, upon written notice as provided in Section 6(c) below, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Series A Preferred Stock at the time outstanding, at a redemption price equal to the Liquidation Preference per share of Series A Preferred Stock (the “Redemption Price”). The Redemption Price for any shares of Series A Preferred Stock to be redeemed shall be payable to the holder of such shares of Series A Preferred Stock by the 30th Business Day following the Corporation’s giving of a Redemption Notice pursuant to Section 6(c) below. Nothing in this Certificate of Designation shall prevent the Corporation from purchasing shares of Series A Preferred Stock in the open market, including purchases in accordance with the requirements of Rule 10b-18 of Securities Exchange Act of 1934, as amended.

(b) No Sinking Fund. The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred Stock will have no right to require redemption or repurchase of any shares of Series A Preferred Stock.

(c) Notice of Redemption. Notice of any redemption of shares of Series A Preferred Stock (a “Redemption Notice”) shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock.

Notwithstanding the foregoing, if shares of Series A Preferred Stock are issued in book-entry form through The Depository Trust Company (the “DTC”) or any other similar facility, a Redemption Notice may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the date upon which the shares of Series A Preferred Stock are to be redeemed (the “Redemption Date”); (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price; and (4) the place or places where certificates for such shares (if any) are to be surrendered for payment of the Redemption Price.

(d) Partial Redemption. In case of any redemption of part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.

(e) Effectiveness of Redemption. Shares of Series A Preferred Stock to be redeemed on the Redemption Date will, from and after the Redemption Date, no longer be deemed to be outstanding and all powers, designations, preferences and other rights of the holder thereof as a holder of Series A Preferred Stock (except the right to receive from the Corporation the Redemption Price) shall cease and terminate notwithstanding that any certificate for any share of Series A Preferred Stock called for redemption has not been surrendered for cancellation.

(f) Status of Redeemed Shares. Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Series A Preferred Stock.

(g) Effect on Conversion. Notwithstanding anything in this Section 6 to the contrary and subject to the provisions of Section 7 (including the Initial Conversion Date provided for in Section 7(a)), each holder shall retain the right to convert shares of Series A Preferred Stock subject to redemption on or prior to the Business Day immediately preceding the Redemption Date; provided, however, that any shares of Series A Preferred Stock for which a holder delivers a Conversion Notice to the Corporation on or prior to the Business Day immediately preceding the Redemption Date shall not be redeemed pursuant to this Section 6.

Section 7. Conversion.

(a) Holder’s Right to Convert. Subject to applicable law, at any time on or after the Initial Conversion Date, the holder of any such shares of Series A Preferred Stock then outstanding may, at such holder’s option, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series A Preferred Stock held by such holder into a number of fully paid and non-assessable shares of Common Stock equal to the Conversion Rate.

(b) Voluntary Conversion Mechanics. The Voluntary Conversion of Series A Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. Voluntary Conversion of shares of the Series A Preferred Stock may be effected by any holder thereof upon the delivery to the Corporation, via facsimile or at the principal office of the Corporation, (A) of a fully executed and completed irrevocable written notice of conversion in the form attached as Exhibit A to this Certificate of Designations (the “Voluntary Conversion Notice”) and (B) if such holder’s interest in the Series A Preferred Stock is in certificated form, the original certificates representing the shares of Series A Preferred Stock being converted along with appropriate endorsements and transfer documents as may be required by the Corporation. The Corporation shall pay any and all transfer taxes or similar duties or taxes that may be payable in respect of any issuance or delivery of shares of Common Stock in connection with any Voluntary Conversion; provided, however, that in the event that the Voluntary Conversion Notice shall specify a name or names other than that of the holder of record as indicated in the books and records of the Corporation, the holder shall pay all transfer taxes or similar taxes or duties in respect of any transfer involved in the issuance or delivery of shares of Common Stock in such other name or names specified in the Voluntary Conversion Notice, such payment (or evidence of such payment) to accompany the delivery of the Voluntary Conversion Notice. The conversion of the Series A Preferred Stock will be deemed to have been made as of 5:00 pm, New York time on the date on which the holder has satisfied all of the foregoing requirements set forth in this Section 7(b)(i) (the “Voluntary Conversion Date”).

(ii) Corporation’s Response. So long as the Voluntary Conversion is in compliance with applicable law, the Corporation shall, within three Business Days following the date of receipt by the Corporation of the Voluntary Conversion Notice and any and all of the holder’s other required deliveries set forth in Section 7(b)(i), send to the Corporation’s designated transfer agent (the “Transfer Agent”) instructions to process such Voluntary Conversion Notice in accordance with the terms herein, at which time the Transfer Agent shall (A) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and the holder of Series A Preferred Stock has a DTC participant account, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to such holder’s (or its designee’s) balance account with DTC through its Deposit/Withdrawal at Custodian system (“DWAC”), or (B) if the holder of Series A Preferred Stock does not have a DTC participant account, issue and deliver to such holder at the address specified in the Voluntary Conversion Notice, a book advice (DRS statement) or, at the option of the Corporation, a certificate registered in the name of the holder (or its designee) for the number of shares of Common Stock to which the holder shall be entitled. If the number of shares of Series A Preferred Stock represented by the certificate, if any, or set forth in the Voluntary Conversion Notice, delivered to the Transfer Agent in connection with a Voluntary Conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Corporation shall, as soon as practicable, issue and deliver to the holder a book advice (DRS statement) or, at the option of the Corporation, a new certificate of Series A Preferred Stock representing the number of shares of Series A Preferred Stock not converted.

(iii) Other Procedures. Notwithstanding anything to the contrary herein, the Corporation and/or the Transfer Agent may establish such other procedures as they may deem necessary or appropriate to comply with applicable law or to conform to customary market practice.

(c) Corporation’s Right to Convert. At any time prior to a Voluntary Conversion, so long as the Series A Preferred Stock has traded for any period of ten or more consecutive Business Days at a price that is equal to or greater than the Liquidation Preference, thereafter the Corporation will have the right, but not the obligation, to convert (the “Corporation Conversion Right”) each outstanding share of Series A Preferred Stock into a number of fully paid and nonassessable shares of Common Stock equal to the Conversion Rate.

(d) Corporation Conversion Mechanics.

(i) To exercise a Corporation Conversion Right, the Corporation shall deliver to each holder of record of Series A Preferred Stock an irrevocable written notice (a “Corporation Conversion Notice”) indicating the effective date of the conversion, which date shall be no less than five Business Days and no more than ten Business Days after the date of such written notice (the “Corporation Conversion Date”).

(ii) On the Corporation Conversion Date, the outstanding shares of Series A Preferred Stock identified in each Corporation Conversion Notice shall be converted automatically without any further action by the holders of such shares and whether or not certificates representing such shares are surrendered to the Corporation or its Transfer Agent, and certificates, if any, previously representing shares of Series A Preferred Stock shall represent only the shares of Common Stock into which the shares of Series A Preferred Stock previously represented thereby have been converted pursuant hereto; provided, however, that the Corporation shall not be obligated to issue the shares of Common Stock issuable upon such conversion of any shares of Series A Preferred Stock unless certificates, if any, evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen, or destroyed, and such holder executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith (the “Affidavit”). Upon the occurrence of the conversion of the Series A Preferred Stock pursuant to this Section 7(d)(ii), the holders of shares of Series A Preferred Stock shall surrender the certificates of Preferred Stock, if any, representing such shares to the Corporation and the Corporation shall cause its Transfer Agent to deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 7(b)(ii)) to the holder within three Business Days of the holder’s delivery of the applicable certificates of Preferred Stock, if any, or the Affidavit.

(iii) The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock effected by the Corporation’s exercise of the Corporation Conversion Right shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Corporation Conversion Date.

(e) Adjustments for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a stock split of the outstanding shares of Common Stock, the Conversion Price shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 7(e) shall be effective at the close of business on the date the stock split or combination becomes effective.

(f) Adjustments for Dividends and Distributions of Common Stock. If the Corporation shall at any time or from time to time after the Original Issue Date, make or issue or set a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(ii) the denominator of which shall be (a) the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus (b) the number of shares of Common Stock issuable in payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a transaction covered by Sections 7(e), 7(f) or 7(h)), then each share of Series A Preferred Stock shall thereafter be convertible, in lieu of the shares of Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such recapitalization, reclassification or other event would have been entitled to receive pursuant to such transaction.

(h) Adjustment for Merger or Reorganization, etc. If at any time or from time to time after the Original Issue Date there shall occur any reorganization, consolidation, merger or other event involving the Corporation in which shares of Common Stock are converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 7(e), 7(f) or 7(g)), then, following any such reorganization, consolidation, merger or other event, each share of Series A Preferred Stock shall thereafter by convertible, in lieu of the shares of Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, consolidation or merger would have been entitled to receive pursuant to such transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of Sections 7(e) through (h) with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock to the end that the provisions of this Section 7 shall thereafter be applicable as nearly as equivalent as practicable in relation to any securities or other property thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.

(i) Successive Adjustments; Multiple Adjustments. After an adjustment is made to the Conversion Price under this Section 7, any subsequent event requiring an adjustment under this Section 7 shall cause an adjustment to such Conversion Price, as so adjusted. For the avoidance of doubt, if an event occurs that would result in an adjustment to the Conversion Price pursuant to this Section 7 under more than one subsection hereof, such event, to the extent fully taken to account in a single adjustment, shall not result in multiple adjustments hereunder.

(j) Notice of Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price, or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 7, the Corporation shall (i) promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Transfer Agent an officer’s certificate setting forth such adjusted Conversion Price or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based and (ii) as promptly as practicable provide, or cause to be provided, a written notice to the holders of Series A Preferred Stock of the occurrence of such adjustment or readjustment. The Corporation shall, upon written request of the holder of any such affected shares of Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a statement setting forth in reasonable detail the method by which such adjustment or readjustment was determined and such adjusted or readjusted Conversion Price. Notwithstanding the foregoing, the Corporation shall not be obligated to make the deliveries set forth in this Section 7(j) unless such delivery would reflect an increase or decrease of at least one percent of such adjusted or readjusted amount; provided, however, that any such adjustments or readjustments that are less than one percent will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment or readjustment of less than one percent that has not been made will be made upon (x) the end of each fiscal year of the Corporation, (y) the date of any Redemption Notice and (z) any Voluntary Conversion Date or Corporation Conversion Date.

(k) Fractional Shares. In connection with the conversion of any shares of Series A Preferred Stock, no fractional shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest multiplied by the Conversion Price rounded to the nearest whole cent.

(l) Reservation of Common Stock. The Corporation shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock according to the terms hereof, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding.

Section 8. Voting Rights.

(a) Generally. Except as otherwise provided herein or as required by law, the holders of Series A Preferred Stock will not have the right to vote on any matters brought before the stockholders of the Corporation.

(b) Amendment of Certificate of Incorporation; Authorization of Senior Securities. So long as any shares of Series A Preferred Stock are outstanding, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting separately as a class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be required for the Corporation to:

(i) amend, alter or repeal the Certificate of Incorporation if such amendment, alteration or repeal would alter or change any power, performance or special right of the Series A Preferred Stock in any manner materially adverse to the Series A Preferred Stock; or

(ii) authorize, create, increase the authorized amount of, or issue any class or series, or any shares of any class or series, of any Senior Security.

Section 9. Certificated Preferred Stock. Each holder of Series A Preferred Stock may request the Corporation, and the Corporation may at any time at its option, issue one or more physical certificated shares of Series A Preferred Stock, representing such holder’s ownership of shares of Series A Preferred Stock.

Section 10. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Transfer Agent shall be affected by any notice to the contrary.

Section 11. Notices. Except as otherwise provided herein, all notices or communications in respect of Series A Preferred Stock shall be in writing and shall be deemed to be given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) to the Corporation, to its principal office at 325 North LaSalle Street, Suite 500, Chicago, Illinois 60654, or other agent of the Corporation designated as permitted by this Certificate of Designations, (ii) if to any holder of Series A Preferred Stock, as listed in the books and records of the Corporation (which may include the records of the Transfer Agent), or (iii) to such other address as the Corporation or any such holder of Series A Preferred Stock, as the case may be, shall have designated by notice similarly given.

Section 12. No Preemptive Rights. No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 13. Severability. If any provision of this Certificate of Designations is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Certificate of Designations shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 14. Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 15. Amendment. Except for the vote or consent required by Section 8(b), any provision in this Certificate of Designations (including, but not limited to, any notice requirements) may be waived, in whole or in part, amended or otherwise modified by the prior vote or written consent of holders representing at least a majority of the then-outstanding shares of Series A Preferred Stock, voting together as a separate class.

Section 16. Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations this 24th day of February, 2010.

MORTON’S RESTAURANT GROUP, INC.

By:	/s/ Scott D. Levin
Name:	Scott D. Levin
Title:	Senior Vice President and General Counsel

Exhibit A

CONVERSION NOTICE

(Conversion of Series A Convertible Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) the number of shares of Series A Convertible Preferred Stock (the “Preferred Stock Shares”) indicated below into shares of common stock, par value $0.01 per share (“Common Stock”), of Morton’s Restaurant Group, Inc. (the “Corporation”) according to the terms and conditions of the Certificate of Designations establishing the terms of the Series A Preferred Stock (the “Certificate of Designations”), as of the Voluntary Conversion Date. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned is required to pay all transfer taxes or other similar duties or taxes payable with respect thereto, if any. No fee will be charged to the holder for any conversion, except for such transfer taxes or other similar duties or taxes, if any.

If the Preferred Stock Shares to be converted are represented by a certificate or certificates (a “Preferred Stock Certificate”), a copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned acknowledges that the Corporation is not required to issue shares of Common Stock until such original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof), if any, to be converted are received by the Corporation, and any other terms and conditions applicable to such Conversion are satisfied.

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Preferred Stock shall be made pursuant to the registration of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Certificate of Designations.

The Conversion pursuant to this Conversion Notice is subject to the terms and conditions of the Certificate of Designations.

Date:

Applicable Conversion Rate:

Number of Shares of Series A Convertible Preferred Stock to be Converted:

Number of Shares of Common Stock to be Issued:

Name of Holder:

Address for Delivery (if applicable):

A-1

Broker No. (if applicable):

Account No. (if applicable):

Fax No:

Signature of Holder:

A-2